UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2013

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 5, 2013, HCA Holdings, Inc. (the “Company”) issued a press release announcing, among other matters, its results of operations for the fourth quarter and year ended December 31, 2012, the text of which is set forth as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure.

On February 5, 2013, the Company issued a press release announcing, among other matters, its results of operations for the fourth quarter and year ended December 31, 2012, the text of which is set forth as Exhibit 99.1.

Item  8.01. Other Events.

On February 4, 2013, HCA Inc. (“HCA”) delivered to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) a notice of HCA’s intention to redeem all of its outstanding $201.5 million aggregate principal amount of 9 7/8% Senior Secured Notes due 2017 (the “Notes”), issued under the indenture dated as of February 19, 2009 (as supplemented, the “Indenture”), by and among HCA, each of the guarantors identified therein and the Trustee. The redemption of the Notes will be effected pursuant to Section 3.07(c) of the Indenture and will occur on March 8, 2013 (the “Redemption Date”) at a redemption price of 104.938%, or $1,049.38 per $1,000, of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the Redemption Date (the “Redemption Price”). On the Redemption Date, the Redemption Price will become due and payable on the Notes and interest on the Notes will cease to accrue. From and after the Redemption Date, the Notes will be deemed to be no longer outstanding.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1	Press Release, dated February 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ R. Milton Johnson
R. Milton Johnson President and Chief Financial Officer

Date: February 5, 2013

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated February 5, 2013.